                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                    THE CLARIDGE HOTEL AND CASINO CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                   THE CLARIDGE HOTEL AND CASINO CORPORATION
                       INDIANA AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 340-3400


                          -------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 8, 1999

                          -------------------------

     The regular annual meeting of the shareholders of The Claridge Hotel and Casino Corporation will be held on Tuesday, June 8, 1999, at 10:00 a.m., local time, at the Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, for the following purposes and to transact such other business as may properly be brought before the meeting:

     (A) To elect four Directors to the Board of Directors.

     (B) To approve the appointment by the Corporation's Board of Directors of KPMG LLP, independent certified public accountants, as auditors for the year 1999.

     The Board of Directors has fixed the close of business on April 23, 1999, as the record date for the Annual Meeting to determine the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.


      PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.


                                       By Order of the Board of Directors


                                       Frank A. Bellis, Jr.
                                       Secretary



April 23, 1999

                   THE CLARIDGE HOTEL AND CASINO CORPORATION
                       INDIANA AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401


                            -------------------------

                                 PROXY STATEMENT

                            -------------------------

                                                                  April 23, 1999


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Claridge Hotel and Casino Corporation (the "Corporation") of proxies for use at the Corporation's annual meeting of shareholders to be held on June 8, 1999.

     Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Corporation, execution of a subsequent proxy, or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof.

     The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and employees of the Corporation may solicit proxies by telephone or in person.

     The Corporation's Annual Report on Form 10-K was mailed to each shareholder on or about April 9, 1999. This Proxy Statement and form of Proxy were first mailed to shareholders on or about April 30, 1999.


     ITEM A. ELECTION OF DIRECTORS

     Four Directors are to be elected at the annual meeting to serve terms of two years and until their respective successors have been elected. Messrs. Brenner, Bybee, Renneisen and Sayers are nominated to serve for two-year terms commencing on the date of the annual meeting. The nominees for Director, all of whom are now serving as Directors of the Corporation, are listed below, together with biographical information. Also listed below is biographical information for Messrs. Crawley, DeWitt and Montgomery, who are now serving as Directors of the Corporation. All of the Directors also serve as Directors of The Claridge at Park Place, Incorporated ("New Claridge") and Claridge Gaming Incorporated, wholly-owned subsidiaries of the Corporation. Claridge Gaming Incorporated was formed on March 16, 1994, for the purpose of exploring and developing gaming opportunities in other jurisdictions.

     David W. Brenner, age 63. Mr. Brenner has served as a member of the Board of Directors of the Corporation since February, 1991, and was Chairman of the Board of Directors from August, 1993 to June, 1998. He served as President of the Philadelphia Sports Congress from January, 1987, to June, 1994. Mr. Brenner served as Chairman of the Hospital and Higher Education Facilities Authority of Philadelphia from January, 1986, to June, 1992. He also served as Director of Commerce of the City of Philadelphia from January, 1984, to September, 1986, and as Director of Finance of the City of Philadelphia from April, 1991, to December, 1991. He was with the accounting firm of Arthur Young & Company from 1957 to September, 1983. He was managing partner of the Philadelphia office of Arthur Young from November, 1969, until March, 1980.

     Shannon L. Bybee, age 60. Mr. Bybee has served as a member of the Board of Directors of the Corporation since July, 1988. He currently is Associate Professor for Gaming Management, Law & Regulation, at University of Nevada, Las Vegas. From July, 1993, to August, 1994, he was President and Chief Operating Officer for United Gaming, Incorporated. Mr. Bybee was the Corporation's Chairman of the Board from November, 1998, to July, 1993, and from August, 1988, to October, 1988. In June, 1989, Mr. Bybee was appointed to serve as the Chief Executive Officer of the Corporation and New Claridge, a position he held through July, 1993. From 1983 to 1987, he was Senior Vice President of Golden Nugget, Incorporated, which operated the Golden Nugget Casino Hotel in Atlantic City. From 1981 to 1983, Mr. Bybee was President of GNAC Corporation, which operated the Golden Nugget Casino Hotel in Atlantic City.

     Robert M. Renneisen, age 52. Mr. Renneisen has served as Chairman of the Board of Directors since June, 1998, President of the Corporation since June, 1992, and as Chief Executive Officer of the Corporation and New Claridge since July, 1993. From June, 1994, to June, 1998, Mr. Renneisen also served as Vice Chairman of New Claridge. Mr. Renneisen was Executive Vice President of the Corporation from June, 1991, to June, 1992. He served as President of New Claridge from January, 1991, to June, 1994. He was Chief Operating Officer of New Claridge from January, 1991, to July, 1993. Mr. Renneisen was Executive Vice President of New Claridge, responsible for marketing and later casino operations from February, 1988 to January, 1991. Prior to joining New Claridge, Mr. Renneisen served from January, 1987, to December, 1987, as Vice President of Marketing of Treasure Island Hotel and Casino in St. Maarten. From June, 1986, to May, 1987, he served as President of Renneisen, Kincade & Associates, Incorporated, of Las Vegas, Nevada. He was Vice President of Marketing of the Tropicana Hotel and Casino in Atlantic City from May, 1982, to August, 1984.

     Mark H. Sayers, age 50. Mr. Sayers has served as a member of the Board of Directors since February, 1990. Mr. Sayers has served as Vice President of EMES Management Corporation, a real estate management and development company, of New York, New York, since February, 1976.

     A. Bruce Crawley, age 53. Mr. Crawley has served as a member of the Board of Directors of the Corporation since February, 1995. He currently serves as President and Director of Public Relations and Marketing Services for Crawley, Haskins & Rodgers, a Philadelphia based public relations and advertising firm. Prior to establishing the firm of Crawley, Haskins & Rodgers in 1989, Mr. Crawley was employed at First Pennsylvania Bank and First Pennsylvania Corporation, where he served as Senior Vice President and Director of Public and Investor Relations. He also served, from 1976 to 1979, as Vice President and Director of Advertising for First Pennsylvania Bank and First Pennsylvania Corporation.

     Ned P. DeWitt, age 59. Mr. DeWitt has served as a member of the Board of Directors of the Corporation since May, 1995. Since July, 1997, Mr. DeWitt has been Chairman and Chief Executive Officer of U'Race Corporation, which operates amateur auto racing entertainment facilities. Mr. DeWitt served as President, Chief Executive Officer, and a member of the Board of Directors of LBE Technologies, Incorporated, in Saratoga, California, from November, 1994, to February, 1997. From November, 1993, to August, 1994, he served as President of SEGA Enterprises (USA) in Redwood City, California. Mr. DeWitt also served as President of the Entertainment Group of Madison Square Garden from July, 1990, to August, 1991, and as President of Source Service Group from December, 1986, to April, 1989. He also served, from 1973 through 1982, as President and Chief Executive Officer of Six Flags Corporation.

     James M. Montgomery, age 59. Mr. Montgomery has served as Vice Chairman of the Board of Directors of the Corporation since June, 1998 and as a member of the Board of Directors of the Corporation since March, 1995. Since July, 1978, he has served as President of Houze, Shourds, and Montgomery, Incorporated, a management consulting firm located in Long Beach, California. Prior to 1978, Mr. Montgomery held various managerial positions with Rohr Industries, Incorporated, and Rockwell International.

Additional Information Concerning Board of Directors

     Compensation of Directors -- Directors who are not employees of the Corporation or New Claridge receive an annual retainer of $20,000 and a fee of $1,200 for each meeting of the Board of Directors and for each Committee meeting attended. James M. Montgomery, Vice Chairman of the Corporation's Board of Directors, receives an annual retainer of $60,000. During 1998 James M. Montgomery was paid an additional $9,000 for his work in developing a strategic plan for the Corporation and Ned P. DeWitt was paid $3,000 for his work in developing a strategic plan for the Corporation. Additionally, during 1998, the firm of Houze, Shourds and Montgomery, Incorporated, of which James M. Montgomery is President, was paid $48,600 for executive search services. During 1998, the firm of Crawley, Haskins and Rodgers, of which A. Bruce Crawley is President and Director of Public Relations and Marketing, was paid $75,375 for public relations and marketing research services provided to New Claridge.

     Audit Committee -- The Audit Committee consists of four Directors who are not employees of the Corporation. It is the responsibility of the Audit Committee to review with the Corporation's independent auditors the Corporation's financial statements and the scope and results of the annual audit, to monitor the internal accounting controls and practices of the Corporation, to review the Annual Report to shareholders, and to recommend the appointment, subject to shareholder approval, of independent auditors. The Committee met four times in 1998. Members of the Committee are Shannon L. Bybee, Chairman, David W. Brenner, A. Bruce Crawley, and Ned P. DeWitt.

     Human Resources and Compensation Committee -- The Human Resources and Compensation Committee consists of three Directors. It is the responsibility of the Human Resources and Compensation Committee to evaluate the performance of the Chief Executive Officer and the compensation of executive officers of New Claridge. The Committee met five times in 1998. Members of the Committee are A. Bruce Crawley, Chairman, James M. Montgomery, and Mark H. Sayers.

     Finance Committee -- The Finance Committee consists of three members. It is the responsibility of the Finance Committee to review and evaluate the Corporation's financial plans, indicators and performance. The committee met once in 1998. Members of the Finance Committee are Mark H. Sayers, Chairman, Shannon L. Bybee and Ned P. DeWitt.

     Governance Committee -- The Governance Committee consists of three Directors. It is the responsibility of the Governance Committee to evaluate Board member performance, Board governance issues, Board composition and organization. The Committee met once in 1998. Members of the Committee are David W. Brenner, Chairman, Shannon L. Bybee and James M. Montgomery.

     Attendance at Meetings -- During 1998, there were five regular meetings of the Board of Directors and two telephonic meetings. All of the Directors attended at least 75% of the meetings of the Board of Directors and any Committee of which he was a member occurring in 1998.

     ITEM B. APPROVAL OF AUDITORS

     Subject to the approval of the shareholders, the Board of Directors of the Corporation has appointed KPMG LLP, independent certified public accountants, to audit the annual consolidated financial statements of the Corporation and its subsidiaries, New Claridge, and Claridge Gaming Incorporated for 1999. The shareholders will be asked at the meeting to approve the appointment. The firm of KPMG LLP has audited the accounts of the Corporation since 1983. A representative of KPMG LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                      COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth information concerning the cash compensation paid by New Claridge, the wholly-owned subsidiary of the Corporation, for services rendered during the last three calendar years to the Chief Executive Officer and the four most highly compensated executive officers of New Claridge during 1998.




                                           Annual Compensation          Other Annual        Other
                                     -------------------------------    Compensation     Compensation
Name and Position                     Year       Salary       Bonus          (1)             (2)
-----------------                    ------   ------------   -------   --------------   -------------
Robert M. Renneisen                  1998      $ 330,000      $ --         $  923          $217,881
Chairman/Chief                       1997        330,865        --             --            52,251
Executive Officer of                 1996        326,540        --          3,750            48,606
New Claridge

Albert T. Britton                    1998        205,000        --          1,284            53,816
President/Chief Operating            1997        205,306        --             --            20,262
Officer of New Claridge              1996        201,146        --          3,255            18,848

Jean I. Abbott                       1998        171,469        --          1,491            39,051
Executive Vice President             1997        163,066        --             --            24,673
of Finance/Corporate Development     1996        161,865        --          2,638            22,952
of New Claridge

Howard Klein                         1998        160,500        --             --                --
Senior Vice President of             1997        162,607        --             --                --
Marketing of New Claridge            1996        159,288        --             --                --

Frank A. Bellis                      1998        151,634        --          1,466                --
Senior Vice President                1997        131,306        --             --
General Counsel of New Claridge      1996        129,454        --          2,166                --

------------
(1) Amounts reported in this column were paid pursuant to the Retirement Savings Plan of New Claridge described under "Compensation Plans -- Retirement Savings Plan."

(2) Amounts reported in this column represent amounts accrued with respect to the Corporation's future liability pursuant to the Corporation's Supplemental Executive Retirement Plan.


     New Claridge is a party to employment agreement with its executive officers, effective November 10, 1998. The agreements are for a term ending on December 31, 2000 and may be extended upon specific action of the Board. In the event that any of the executive officers are terminated without cause (as defined), the executive officer is entitled to receive a termination payment in an amount equal to 125% of his or her current base annual salary.

     The base annual salaries under the agreements are currently as follows:
Robert M. Renneisen, Chief Executive Officer, $330,000; Albert T. Britton, President/Chief Operating Officer, $205,000; Jean I. Abbott, Executive Vice President Finance and Corporate Development, $175,000; Frank A. Bellis, Jr., Senior Vice President General Counsel, $160,000; John R. Ceresani, Vice President Human Resources & Security, $106,000; Howard J. Klein, Senior Vice President Marketing, $160,500; Glenn S. Lillie, Vice President Marketing Communications, $125,000; Arthur M. Lucchesi, Vice President Information Technology; $ 125,000; Laura L. Palazzo, Vice President - Controller, $106,000; Roy A. Young, Senior Vice President Hotel Operations, $160,000.

     Additionally, in the event of a change of control (as defined) of the Corporation and the subsequent termination of the executive officer's employment consistent with the terms of the employment agreement, the employment agreements provide for severance amounts equal to three times the average of the executive officer's total compensation for the preceding five years.

     New Claridge, from time to time, utilizes the services of Renneisen and Associates, Inc., a special events planning and decorating firm. Robert Renneisen's spouse, Susan, is president and sole owner of Renneisen and Associates, Inc. During 1998, Renneisen and Associates, Inc. was paid $25,970. Additionally, during 1998, Renneisen and Associates, Inc. engaged with Nothaft and Associates, Inc. to provide such services. Nothaft and Associates, Inc. was paid $36,570 during 1998.

                              COMPENSATION PLANS

     The following plans are available to officers of New Claridge.

     a. Senior Officer Medical Plan. New Claridge maintains a senior officer medical plan under which eligibility is limited to officers and certain employees of New Claridge. The plan covers medical expenses of the participant (up to a maximum of $7,500 per year) not paid by New Claridge's medical reimbursement plan, which is available to all employees not covered by collective bargaining agreements.

     b. Retirement Savings Plan. New Claridge employees participate in a profit-sharing plan named the "Retirement Savings Plan." This plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Retirement Savings Plan, for up to the first 5% of an employee's salary, which is contributed at the direction of the employee from amounts he or she would otherwise have received as current compensation, New Claridge contributed an amount equal to 20% of the employee's contribution from January 1, 1998, through March 31, 1998, and an amount equal to 25% of the employee's contribution from April 1, 1998 to December 31, 1998. Officers of New Claridge were not eligible to receive the employer contribution during the period January 1, 1998, through March 31, 1998. Employees could contribute a maximum of 20% of their base salary but not in excess of $10,000 in 1998. An employee's account may be paid out, at the employee's election, in one cash payment or in installment payments over a ten-year period.

     c. Long-Term Management Incentive Plan. In February, 1992, the Corporation's Board of Directors adopted a Long-Term Management Incentive Plan (the "Plan") in which certain key employees of the Corporation and/or New Claridge participate. The Plan provides for the grant of the 273,938 shares of the Corporation's Class A Stock, which were held as treasury shares of the Corporation ("Treasury Shares"), and for the issuance of 100 Equity Units. The aggregate value of the 100 Equity Units is equal to 5.41 percent of certain amounts, generally equal to the equity of the Claridge entities, as further defined in the Plan. Specified portions of the awarded Treasury Shares and Equity Units held by participants vest upon the attainment of specific goals as described in the Plan. The Treasury Shares and Equity Units fully vest upon a further restructuring or a change in control as defined in the Plan. Payment with respect to the Equity Units will only be made (a) upon the occurrence of a transaction in which substantially all of the assets and business operations of the Claridge entities are transferred to one or more entities in a merger, sale of assets, or other acquisition-type transaction, (b) upon termination of employment of any participant in the Plan within one year after any change of control of the Corporation occurs, as defined in the Plan, or (c) if the Corporation pays dividends to its stockholders, if Atlantic City Boardwalk Associates, L.P. (the "Partnership") makes distributions to its partners, or if the Corporation or the Partnership makes certain distributions under the Corporation's Restructuring Agreement. A participant is entitled to vote all awarded Treasury Shares whether or not such shares are vested.

     On June 5, 1995, the Corporation's Board of Directors amended the Plan by creating 100 Additional Equity Units to be issued to certain key employees and 100 Director Equity Units to be issued to the individual members of the Board of Directors (the "Directors"). The aggregate value of the Additional Equity Units is 5.59 percent and the aggregate value of the Director Equity Units is 4 percent of certain amounts as further defined in the Plan. Vesting of the Additional Equity Units occurs if a Transaction results in the Claimholders of the Claridge receiving cash or marketable securities having a certain value all as further defined and described in the Plan. Vesting of the Director Equity Units occurs according to a vesting schedule stated in the Plan and also is tied to the occurrence of a Transaction having a certain value. The Plan was further amended, on November 10, 1998, to modify the terms by which the Additional Equity Units and Director Equity Units will vest. The modification adjusts the value that must be received by Claimholders of the Claridge resulting from the occurrence of a Transaction, all as further defined and described in the Plan.

     d. Supplemental Executive Retirement Plan. In February, 1995, New Claridge adopted a Supplemental Executive Retirement Plan (the "SERP") to provide extra and additional retirement income security benefits to certain key management employees as an inducement for outstanding future services. The SERP is an unfunded supplemental retirement plan. Participants under the SERP are entitled to annual payments for a period of fifteen years commencing on the later of the Participant's termination from service with New Claridge or his or her early retirement date (as defined in the SERP) in an amount equal to the unit value assigned to that Participant times the number of full years of service of the Participant after January 1, 1994 for Robert M. Renneisen and Albert T. Britton, and after January 1, 1996 for Jean I. Abbott. The SERP provides for commencement of payments on an earlier date in the event of the disability of Participant or death of the Participant (in which case payments would be made to a survivor). In addition, the SERP provides for forfeiture of benefits if a Participant fails to comply with the noncompetition or nondisclosure provisions set forth in his or her employment agreement with the Company or assumes a position within the gaming industry in Atlantic City, New Jersey, voluntarily terminates his or her employment before the completion of five years of service or is terminated for cause (as defined in the SERP). The SERP also provides for immediate payment of benefits in the event of a change of control (as defined in the SERP) of New Claridge.

     Effective November 11, 1998, additional accumulation of SERP benefits ceased. Participants remain entitled to only those SERP benefits accrued to that date. The Participants in the SERP and the value of their units and their designated early retirement ages are set forth below:



  Age     Name of Participant     Unit Value     Units Accumulated     Early Retirement
------   ---------------------   ------------   -------------------   -----------------
  52     Robert Renneisen           $10,000             5                    55
  42     Albert Britton             $ 6,000             5                    55
  43     Jean Abbott                $ 6,000             3                    55

                       REPORT ON EXECUTIVE COMPENSATION


     This report is presented to describe the compensation policies applied by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors with regard to the Corporation's executive officers, and the basis for the compensation of the Chief Executive Officer of the Corporation, for the year 1998. Robert M. Renneisen was Chief Executive Officer for 1998.

     In the first several months of each year, the Committee reviews the compensation of each executive officer of the Corporation or its subsidiary. This review includes salary for the prior two years and the management recommendation as to salary for the following year. It is the objective of the Committee in setting the base salary for the officers to attract and retain experienced, competent personnel. The Committee places particular emphasis on this objective because of the intense competition within the gaming industry for managerial employees. With this objective in mind, the Committee had recommended increases in the base salaries of the executive officers of the Corporation and its subsidiary so that their base salaries were at least within the lower range of base compensation paid by other casino companies in Atlantic City. The primary reason for targeting the lower range of other casino companies was to recognize the relatively smaller size of the Corporation in relation to its competitors. However, it is essential that the Corporation's officers be as competent as those of its competitors. Having previously set the base salaries of the executive officers at that level, the Committee anticipated that future adjustments in the base salary for those persons would generally be made only to reflect increases in the consumer price index and changes in industry compensation levels. However, due to the financial condition of the Corporation such increases have been limited to only those necessary to retain personnel. No adjustments were made in base salaries in 1997 due to the Corporation's financial situation and the need to limit expenses. In 1998 six of the nine officers received base salary increases. Only two officers will receive base salary increases in 1999. Robert M. Renneisen and Albert T. Britton have not received a base salary increase since 1996.

     The Committee believes that any significant adjustment to the compensation of the officers should be in the form of bonuses, and the bonuses should be based largely upon the performance of the Corporation. For this purpose, the officers have been entitled to bonuses on the basis of a bonus plan that has in the past compared the performance of the Corporation during the bonus year to a business plan established by the management of the Corporation for that year. The business plan upon which the bonus is based is developed by the management of the Corporation with the oversight of the Board of Directors and the Committee, which typically approves the business plan in December of each year. As previously indicated, bonuses are determined largely on the basis of performance as compared to the business plan so that when the Corporation fails to achieve its profit plan, no bonuses are paid even if the reason for the failure to achieve the plan was largely beyond the control of the Corporation's management. No bonuses were paid under the 1996 incentive plan because the Corporation failed to achieve its business plan. Given the Corporation's financial results for 1996 and the Corporation's financial situation, the Committee determined that the 1996 base salaries for executive officers of the Corporation and its subsidiary would remain in effect for 1997 and no bonus plan was established for 1997. In 1998, given the Corporation's financial situation, no bonus plan was established.

     In addition to bonuses under the bonus plan, the Committee retains the discretion to pay the Corporation's senior officers bonuses that are different than what would otherwise be dictated by the bonus plan. For this purpose, the Committee, in addition to considering the performance of the Corporation against the business plan, also considers various qualitative factors including the success in retaining competent personnel, favorable relationships with the New Jersey Casino Control Commission, efforts and accomplishments in achieving the Corporation's long-term restructuring objectives, success in dealing with the various regulatory requirements and the New Jersey Casino Control Act, and efforts in exploring expansion opportunities, none of which are considered determinative by the Committee.

     For 1998, the Committee reviewed the compensation of the Chief Executive Officer, taking into account his base salary, bonus history and the Corporation's financial situation. Based on these factors, the Committee determined that no change would be made to the base salary of the Chief Executive Officer.

     During 1998, the Committee did award additional Equity Units under the Corporation's Long-Term Management Incentive Plan (the "Plan") as amended. Equity Units that had been forfeited by terminated officers were redistributed among current officers. Key management employees of the Corporation previously received awards under the Plan in 1992, 1994, and 1995. As described elsewhere in this Proxy Statement, the Plan provides for the vesting of units granted to key management employees upon the achievement of certain long-term restructuring objectives of the Corporation and bases the timing and amount of payment with respect of those units upon the value received upon achievement of those objectives. The Committee does not consider the grants made to the key management employees under the Plan in determining the base salary and bonus amounts for those employees because the Committee does not consider the Plan to provide current compensation to those employees. Instead, the Committee considers the Plan to be key to the Committee's objective of retaining its top managerial employees while providing them with an added incentive to achieve the Corporation's long-term restructuring objectives by holding out the possibility of significant compensation if those objectives are achieved. The Committee believes that this Plan ties the long-term interests of these key management employee participants directly to the long-term interests of the Corporation's shareholders.

     One of the objectives of the Corporation's Board of Directors is to refinance and restructure the ownership of the corporation. In order to encourage the achievement of this objective, during 1998, the Committee modified the terms of the Plan, under which the Additional Equity Units and Director Equity Units are paid, to reduce the value of the amount that must be paid to Claimholders to trigger vesting. At the same time accumulations under the SERP ceased and all officers were provided with employment agreements, which included change of control provisions.

     The Corporation does not have a stock option plan.

                                                    The Human Resources and
                                                    Compensation Committee

                                                    A. Bruce Crawley, Chairman
                                                    James M. Montgomery
                                                    Mark H. Sayers


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are A. Bruce Crawley, Chairman, James M. Montgomery and Mark H. Sayers. There is no insider participation on the Compensation Committee and there is no interlock between any Compensation Committee member or executive officer of the Corporation, on the one hand, and the compensation committees of other companies on the other hand.


Unavailability of Comparative Information

     The Corporation has not included in this Proxy Statement a chart comparing the performance of the price of its shares to the performance of the Standard & Poor's 500 Stock Index and an index of gaming industry stocks because there has not been, to the knowledge of the Corporation, any trading in the Corporation's shares since the private placement of the shares in 1983. In addition, the Corporation believes that the Corporation's shares do not have any value. Under the terms of the Restructuring Agreement entered into by the Corporation in October, 1988, the Corporation is not permitted to make any payment to the shareholders of the Corporation, as such, until payment in full is made on the "Webb Payment" (which amounts to $20 million plus 15% interest per annum), with corresponding payments made to Releasing Investors as provided under the terms of the Restructuring Agreement. As a result of the requirement to make these payments, the Corporation believes, based on its estimate of the current value of the Claridge, that it is unlikely that any amounts will be available for distribution on its shares of common stock.


                                    VOTING

     Shareholders of record on the books of the Corporation at 4:00 P.M. E.D.T., April 23, 1999, will be entitled to vote at the meeting. The Corporation had outstanding on April 23, 1999, 5,062,500, shares of Common Stock, par value $.001 per share. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, and to cast one vote for or against each Director to be elected.

     The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by the proxies will be voted FOR the election as Directors of the nominees named in this Proxy Statement, and FOR approval of the appointment of KPMG LLP as Auditors. In the event any nominee for Director is unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of the shares of stock represented at the meeting is required for the election of Directors and approval of the appointment of Auditors.

     Set forth in the table below is information regarding the ownership of shares of the Corporation's common stock by directors and certain executive officers of the Corporation and/or New Claridge, and the directors and executive officers of the Corporation and/or New Claridge as a group:



                                                                                           No. of        Percent of
                  Name                                       Title                      Shares Owned       Class
---------------------------------------   ------------------------------------------   --------------   -----------
Robert M. Renneisen ...................   Vice Chairman/Chief Executive Officer of          76,703         1.52%
                                           New Claridge

Albert T. Britton .....................   President/Chief Operating Officer of New          39,173          .77%
                                           Claridge

Jean I. Abbott ........................   Executive Vice President of Finance and           27,393          .54%
                                           Corporate Development of New Claridge

Directors and Officers as a Group .....                                                    130,669         2.58%

     All of the shares shown in this table are owned by directors or executive officers of the Corporation and/or New Claridge under the Long-Term Incentive Plan described above. Shares of the common stock were granted under the Plan subject to certain vesting provisions, and as of the date hereof, 25% of such shares have vested. Recipients of such awards are permitted, however, to vote all shares granted to the recipients whether or not vesting has occurred. To the Corporation's knowledge, no person owns beneficially or of record 5% or more of the Corporation's outstanding common stock.

                          -------------------------

                             Shareholder Proposals

     Any shareholder proposal intended to be presented at the 2000 annual meeting of the Corporation's shareholders must be received at the principal executive offices of the Corporation, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401, by January 1, 2000, in order to be considered for inclusion in the Corporation's proxy materials relating to that meeting.

                          -------------------------

    As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

                                            By order of the Board of Directors




                                            Frank A. Bellis, Jr.
                                            Secretary

April 23, 1999

PROXY                                                                    PROXY

                   The Claridge Hotel and Casino Corporation
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                Annual Meeting of Shareholders on June 8, 1999


     The undersigned hereby appoints Robert M. Renneisen and James M. Montgomery, and each of them, the proxies of the undersigned with full power of substitution of each of them, to vote all shares of The Claridge Hotel and Casino Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held at the Claridge Casino Hotel, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, on June 8, 1999 at 10:00AM and any adjournment thereof.

     Unless otherwise specified in the squares provided, the undersigned's vote will be FOR each candidate for Board of Directors and FOR Item 2, and in the discretion of the proxies, on such other matters as may properly be brought before the meeting.

1. To elect the following four (4) candidates to the Board of Directors for a two (2) year term:


                                FOR     WITHHELD
        David W. Brenner        [ ]       [ ]
        Shannon L. Bybee        [ ]       [ ]
        Robert M. Renneisen     [ ]       [ ]
        Mark Sayers             [ ]       [ ]



2. To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the year 1999.

                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


                                         ----------------------------------
                                             (Signature of shareholder)



                                         ----------------------------------
                                         (Signature of joint owner, if any)


                                         Date________________________, 1999

                                         Please sign exactly as your name
                                         appears on the label. When signing as
                                         attorney, executor, administrator,
                                         trustee or guardian, please give your
                                         full title as such.


        PLEASE SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE
                             NO POSTAGE IS REQUIRED